Exhibit 99.1

For Immediate Release	For more information contact:
Monday, May 14, 2007	Frank T. Kane, Sr. Vice President-Finance & CFO

Chromcraft Revington, Inc.
Reports First Quarter Results and Organizational Transformation Vision

    WEST LAFAYETTE, Ind.--(BUSINESS WIRE)--Chromcraft Revington, Inc. (AMEX:CRC) today reported sales for the three months ended March 31, 2007 of $33,847,000, representing a 26.3% decrease as compared to sales of $45,921,000 for the prior year period. Ben Anderson-Ray, Chairman and Chief Executive Officer commented, “The sales decrease reflects a soft retail market climate and continued competitive pressures from imports, as well as the impact of a major change to our sales structure. During the quarter, we restructured and realigned our residential sales organizations. As part of our ongoing transformation we have taken actions to unify our sales function and shift to exclusive sales representation of our brands. While this dramatic step has sales volume implications, it is part of an overall plan that we believe will drive longer term performance improvements.” Mr. Anderson-Ray went on to add, “In the past we used multi-line independent representatives who carried other furniture companies' products. These sales representatives were also managed by separate divisions of Chromcraft Revington. This made it difficult to coordinate activities between our brands in service to our customers and to cross-sell our brands. As an element of the Company’s transformation, we restructured the residential sales activity with unified management and exclusive representation of the Company’s brands. This transition better aligns the sales organization with the long term goals of the Company’s new vision. The soft retail conditions may have aggravated the sales decline of this transition; however, we believe this shift will position us for improved performance when market conditions improve in the future.” While shipments for the current quarter of residential products were lower, shipments of commercial products, which were unaffected by the sales realignment, were higher as compared to the same period last year.

    Overall, the Company recorded a net loss for the three months ended March 31, 2007 of $1,178,000, or $.26 loss per share, as compared to net earnings of $1,129,000, or $.26 per share, for the same period a year ago. The net loss for the first quarter was primarily due to the lower residential sales volume, which impacted fixed cost absorption and manufacturing efficiencies, an unfavorable product sales mix, and higher product marketing and development costs. The Company’s Sr. Vice President and Chief Financial Officer, Frank Kane, commented that first quarter results include a charge of $358,000 pre-tax, primarily for costs to shut down, vacate and prepare facilities held for sale relating to the Company’s 2006 restructuring program. He added, “In the first quarter the Company generated $2,518,000 of cash and recorded a $357,000 pre-tax gain primarily from asset sales as part of the 2006 restructuring program.” In addition, he commented, “The first quarter also reflects an increased investment in marketing programs and for new product development based on consumer research. We anticipate that these expenditures will result in improved overall competitiveness in the market over time.” Mr. Kane added that at March 31, 2007 the Company’s financial position remains strong with no bank indebtedness and $11 million of cash.

    Commenting on the Company’s change toward a new business model, Mr. Anderson-Ray said, “In 2006, we began a transformation of the Company toward a new vision based on a more integrated organizational model that utilizes research based consumer understanding to develop products using a global supply chain and U.S.-based built-to-order customization capabilities.” To implement this vision, the Company is in the process of integrating its decentralized operations into a single functional organization and shifting its U.S. manufacturing operations to greater use of imported goods and built-to-order manufacturing capabilities.

    Mr. Anderson-Ray also stated, “Four senior executives have been appointed to lead the key functions in the new structure. Dennis Valkanoff is responsible for the integration of our residential selling function, David Corbin is driving the development of a consumer based marketing and category management function, Rich Garrity is leading the transition of domestic U.S. operations to a greater use of the global supply chain and conversion to build-to-order operations, while Frank Kane continues to lead the financial and administrative function.” Mr. Anderson-Ray commented, “Each of these highly experienced executives has a combination of experience within the furniture industry and outside the industry bringing us best practices to build what we believe will be a much stronger consumer driven durable goods company. These executives are leading dramatic changes within our Company as we move toward our vision of being one company with multiple brands that are consumer driven and providing value to the market with a combination of imported finished products and consumer customization capabilities.”

    The continued transformation of the business will require enhanced global sourcing capabilities, ongoing conversion of U.S. manufacturing operations to built-to-order and distribution activities, and completing the shift to a consumer focused, functionally driven organization. Mr. Anderson-Ray stated, “These elements are expected to provide us with a new foundation to effectively compete in the evolving furniture marketplace.” He indicated that as the Company continues to transform its business model and integrates functions common to the various product lines, additional transition costs, reduced revenue, increased operating expenses, restructuring charges and asset impairments may occur.

    Chromcraft Revington businesses design, manufacture, source and market residential as well as commercial furniture throughout the United States. The Company wholesales its residential furniture products under the CR Home banner with "Chromcraft," "Peters-Revington," "Silver Furniture," "Cochrane Furniture" and "Sumter" as brand names. It sells commercial furniture under the “Chromcraft” brand name.
    This release contains forward-looking statements that are based on current expectations and assumptions. These forward-looking statements can be generally identified as such because they include future tense or dates, or are not historical or current facts, or include words such as "anticipates," "believes," "expects," "intends," "may," or words of similar import. Forward-looking statements are not guarantees of performance or outcomes and are subject to certain risks and uncertainties that could cause actual results or outcomes to differ materially from those reported, expected or anticipated as of the date of this release.

    Among such risks and uncertainties that could cause actual results or outcomes to differ materially from those reported, expected or anticipated are general economic conditions; import and domestic competition in the furniture industry; ability of the Company to execute its business strategies and implement its new business model; market interest rates; consumer confidence levels; cyclical nature of the furniture industry; consumer and business spending; changes in relationships with customers; customer acceptance of existing and new products; new home and existing home sales; and other factors that generally affect business. An additional list of risks relating to the Company's business is located in the Company's Form 10-K for the fiscal year ended December 31, 2006 and Form 10-Q for the quarter ended March 31, 2007.

    The Company does not undertake any obligation to update or revise publicly any forward-looking statements to reflect information, events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events or circumstances.

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Condensed Consolidated Statements of Operations (unaudited)
Chromcraft Revington, Inc.
(In thousands, except per share data)

	Three Months Ended
	March 31,	April 1,
	2007	2006

Sales	$33,847	$45,921
Gross margin	5,490	9,012
Selling, general and administrative expenses	7,466	7,126
Operating income (loss)	(1,976)	1,886
Interest (income) expense, net	(18)	77
Earnings (loss) before income tax expense (benefit)	(1,958)	1,809
Income tax expense (benefit)	(780)	680
Net earnings (loss)	$(1,178)	$1,129

Earnings (loss) per share of common stock
Basic	$(.26)	$.26
Diluted	$(.26)	$.25

Shares used in computing earnings (loss) per share
Basic	4,471	4,389
Diluted	4,471	4,453

Condensed Consolidated Balance Sheets (unaudited)
Chromcraft Revington, Inc.
(In thousands)

	March 31,	April 1,	Dec. 31,
	2007	2006	2006

Cash and cash equivalents	$11,002	$3,137	$8,418
Accounts receivable	18,352	20,176	19,072
Inventories	26,429	35,956	28,667
Assets held for sale	2,932	-	5,068
Deferred income taxes and prepaid expenses	3,616	1,321	3,104

Current assets	62,331	60,590	64,329

Property, plant and equipment, net	18,867	29,675	19,212
Deferred income taxes and other assets	2,443	1,413	2,277

Total assets	$83,641	$91,678	$85,818

Accounts payable	$4,587	$4,798	$5,144
Accrued liabilities	6,761	8,988	7,534

Current liabilities	11,348	13,786	12,678

Deferred compensation	1,830	2,491	1,918
Other long-term liabilities	984	1,263	804

Total liabilities	14,162	17,540	15,400

Stockholders' equity	69,479	74,138	70,418

Total liabilities and stockholders' equity	$83,641	$91,678	$85,818

Condensed Consolidated Statements of Cash Flows (unaudited)
Chromcraft Revington, Inc.
(In thousands)

	Three Months Ended
	March 31,	April 1,
	2007	2006
Operating Activities
Net earnings (loss)	$(1,178)	$1,129
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities
Depreciation and amortization expense	487	833
Deferred income taxes	96	(94)
Non-cash ESOP compensation expense	144	223
Non-cash stock compensation expense	95	124
Non-cash inventory write-downs	384	211
Provision for doubtful accounts	174	28
(Gain) loss on disposal of assets	(357)	12
Changes in operating assets and liabilities
Accounts receivable	546	(1,469)
Inventories	1,854	842
Prepaid expenses	(497)	601
Accounts payable	(557)	(650)
Accrued liabilities	(788)	1,648
Deferred compensation and other long-term liabilities and assets	(170)	(55)

Cash provided by operating activities	233	3,383

Investing Activities
Capital expenditures	(167)	(249)
Proceeds on disposal of assets	2,518	3

Cash provided by (used in) investing activities	2,351	(246)

Financing Activities
Cash provided by (used in) financing activities	-	-

Change in cash and cash equivalents	2,584	3,137

Cash and cash equivalents at beginning of period	8,418	-

Cash and cash equivalents at end of period	$11,002	$3,137